Exhibit 99.1
eBay Inc. Reports Third Quarter 2024 Results

•Revenue of $2.6 billion, up 3% on an as-reported and FX-Neutral basis
•Gross Merchandise Volume of $18.3 billion, up 2% on an as-reported basis and up 1% on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $1.29 and $1.19, respectively
•GAAP and Non-GAAP operating margins of 23.1% and 27.2%, respectively
•Returned $881 million to stockholders in Q3, including $750 million of share repurchases and $131 million paid in cash dividends

San Jose, California, October 30, 2024 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its third quarter ended September 30, 2024.

“We achieved another quarter of positive GMV growth and delivered strong results across our key metrics,” said Jamie Iannone, Chief Executive Officer at eBay. “Our Focus Categories and geo-specific investments are driving momentum in the business, and we are leveraging the power of Al to create magical innovations for our customers.”

“eBay delivered strong top and bottom line results in Q3,” said Steve Priest, Chief Financial Officer at eBay. “Solid execution within our strategic initiatives drove continued GMV growth amid a dynamic macro environment, and we are continuing to invest for the long-term while generating significant earnings growth and capital returns for shareholders.”

Third Quarter Financial Highlights

•Revenue was $2.6 billion, up 3% on an as-reported and foreign exchange (FX) neutral basis.
•Gross Merchandise Volume (GMV) was $18.3 billion, up 2% on an as-reported basis and up 1% on an FX-Neutral basis.
•GAAP net income from continuing operations was $636 million, or $1.29 per diluted share.
•Non-GAAP net income from continuing operations was $588 million, or $1.19 per diluted share.
•GAAP and Non-GAAP operating margins were 23.1% and 27.2%, respectively.
•Generated $755 million of operating cash flow and $646 million of free cash flow.
•Returned $881 million to stockholders, including $750 million of share repurchases and $131 million paid in cash dividends.

Business Highlights

•eBay launched its redesigned global advertising platform, unifying and simplifying the experience and empowering sellers with tools to better achieve their advertising goals.
•eBay's first-party advertising products delivered $396 million of revenue in the third quarter, up 15% on an as-reported basis and up 14% on an FX-Neutral basis. The company's total advertising offerings generated $408 million of revenue in the third quarter, representing 2.2% of GMV.
•The company expanded its eBay Seller Capital program with two new seller financing options. In partnership with Liberis, eBay launched Business Cash Advance and Flexible Cash Advance, making it easier and faster for eligible eBay sellers in the U.S. to access capital and accelerate their growth.
•eBay released its magical AI-powered bulk listing tool to Sports Trading Cards sellers in the U.S., making it faster and easier to create detailed, eye-catching listings and get more inventory in front of buyers.
•eBay released the second generation of its proprietary LiLiuM series of Large Language Models (LLMs) to its engineers. Developed in-house using the company’s high-performance supercomputer, these models have outperformed public benchmarks in eBay-specific tasks like description generation, title creation, aspect extraction, and pricing predictions.
•eBay consignment was expanded to include handbags in the U.K., making it easier for even more consumers to participate in circular fashion.
•The company held its first-ever Pre-Loved Fashion Week, in partnership with the Council of Fashion Designers of America (CFDA) and the British Fashion Council (BFC). As part of the event, eBay’s “Endless Runway” shows were streamed via eBay Live, allowing shoppers to buy pre-loved fashion straight off the runway.
•eBay was named the official collectibles partner of The New York Times’ The Athletic, bringing exclusive content to a broader audience and empowering them to discover and purchase unique collectible items on eBay.

•The company announced the appointment of Samantha Wellington as Chief Legal Officer, General Counsel and Secretary.
•eBay announced the appointment of William (Bill) D. Nash, CEO of CarMax, to its Board of Directors.

Impact

•The eBay Foundation announced its 2024 Global Give grantees, awarding a total of nearly $3 million to 31 grantees across the globe who are addressing and removing barriers to entrepreneurship for people who identify with historically excluded groups.
•Through eBay for Charity, buyers and sellers contributed more than $49 million globally in Q3, up 21% year-over-year.
•eBay was recognized in the Fortune Change the World 2024™ List for being a leader in recommerce and empowering the circular economy.

Third Quarter 2024 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2024	2023	Change
eBay Inc.
Net revenues	$2,576	$2,500	$76	3%
GAAP – Continuing Operations
Net income	$636	$1,306	$(670)	(51)%
Earnings per diluted share	$1.29	$2.46	$(1.17)	(48)%
Non-GAAP – Continuing Operations
Net income	$588	$545	$43	8%
Earnings per diluted share	$1.19	$1.03	$0.16	16%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 23.1% for the third quarter of 2024, compared to 18.2% for the same period last year. Non-GAAP operating margin increased to 27.2% for the third quarter of 2024, compared to 26.4% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the third quarter of 2024 was 20.2%, compared to 21.4% for the third quarter of 2023. The non-GAAP effective tax rate for continuing operations for the third quarter of 2024 was 16.5%(1).
•Cash flow – The company generated $755 million of operating cash flow and $646 million of free cash flow during the third quarter of 2024.
•Capital returns – The company repurchased $750 million of its common stock, or approximately 13 million shares, in the third quarter of 2024. The company's total repurchase authorization remaining as of September 30, 2024 was approximately $1.2 billion. The company also paid cash dividends of $131 million during the third quarter of 2024.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $5.8 billion as of September 30, 2024.

Business Outlook
eBay is providing the following guidance for the fourth quarter and full year 2024.

In billions, except per share data and percentages	Q4 2024 Guidance	Full Year 2024 Guidance
Revenue	$2.53 - $2.59	$10.23 - $10.29
FX-Neutral Y/Y Growth	(1)% - 1%	2% - 2%

Diluted GAAP EPS	$0.96 - $1.01	$3.52 - $3.57

Diluted Non-GAAP EPS	$1.17 - $1.22	$4.80 - $4.85

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.27 per share of the company's common stock. The dividend is payable on December 13, 2024 to stockholders of record as of November 29, 2024.

(1) We use a non-GAAP effective tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2024 results at 2:30 p.m. Pacific Time today. Investors and participants can access the call by dialing (855) 761-5600 in the U.S. and (646) 307-1097 internationally. The passcode for the conference line is 7435074. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2023, eBay enabled more than $73 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the fourth quarter and full year 2024 and expected drivers thereof, the future growth in our business, the effects and potential of current and contemplated strategic initiatives and offerings including with respect to artificial intelligence and partnership with other companies, the effects of new product features or programs, the effects of geopolitical events, foreign currency volatility, and inflationary pressure on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: fluctuations in, and our ability to predict, our results of operations and cash flows; our ability to convert visits into sales for our sellers, attract and retain sellers and buyers and execute on our business strategy; our ability to compete in the markets in which we participate; our ability to generate revenue from our foreign operations and expand in international markets; the impact of inflationary pressure, fluctuations in foreign currency exchange rates, elevated interest rates and geopolitical events such as the ongoing wars in Ukraine and in the Middle East; our ability to keep pace with rapid technological developments or continue to innovate and create new initiatives to provide new programs, products and services; our ability to operate and continuously develop our payments system and financial services offerings; the impact of evolving domestic and foreign government laws, regulations, rules and standards that affect us, our business and/or our industry; our reliance on third-party providers; our ability to protect or enforce our intellectual property rights; our ability to deal effectively with fraudulent activities on our platforms; the impact of any security breaches, cyberattacks or system failures and resulting interruptions; our ability to attract, retain and develop highly skilled employees; our ability to accomplish or accurately track and report results related to our environmental, social and governance goals; current and potential litigation and regulatory and government inquiries, investigations and disputes involving us or our industry; our ability to generate sufficient cash flow to service our indebtedness; the impact of evolving sales and other tax regimes in various jurisdictions and anticipated tax liabilities; and the success of our recent and potential acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Karly Tokioka	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2024	December 31, 2023
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,589	$1,985
Short-term investments	3,302	2,533
Equity investment in Adevinta	—	4,474
Customer accounts and funds receivable	984	1,013
Other current assets	1,186	1,011
Total current assets	7,061	11,016
Long-term investments	1,534	1,129
Equity investment in Aurelia	1,910	—
Property and equipment, net	1,273	1,243
Goodwill	4,321	4,267
Operating lease right-of-use assets	428	493
Deferred tax assets	2,984	3,089
Other assets	404	383
Total assets	$19,915	$21,620
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,243	$750
Accounts payable	283	267
Customer accounts and funds payable	1,048	1,054
Accrued expenses and other current liabilities	2,275	2,196
Income taxes payable	790	253
Total current liabilities	5,639	4,520
Operating lease liabilities	326	387
Deferred tax liabilities	1,777	2,408
Long-term debt	6,175	6,973
Other liabilities	578	936
Total liabilities	14,495	15,224
Total stockholders' equity	5,420	6,396
Total liabilities and stockholders' equity	$19,915	$21,620

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Net revenues	$2,576	$2,500	$7,704	$7,550
Cost of net revenues (1)	727	705	2,162	2,123
Gross profit	1,849	1,795	5,542	5,427
Operating expenses:
Sales and marketing (1)	592	567	1,710	1,644
Product development (1)	374	401	1,104	1,145
General and administrative (1)	194	283	673	831
Provision for transaction losses	89	85	266	259
Amortization of acquired intangible assets	5	4	14	17
Total operating expenses	1,254	1,340	3,767	3,896
Income from operations	595	455	1,775	1,531
Interest and other:
Gain (loss) on equity investments and warrant, net	199	1,212	(120)	1,196
Interest expense	(63)	(65)	(194)	(198)
Interest income and other, net	66	59	200	147
Income from continuing operations before income taxes	797	1,661	1,661	2,676
Income tax provision	(161)	(355)	(360)	(629)
Income from continuing operations	636	1,306	1,301	2,047
Loss from discontinued operations, net of income taxes	(2)	(1)	(5)	(4)
Net income	$634	$1,305	$1,296	$2,043

Income per share – basic:
Continuing operations	$1.31	$2.47	$2.59	$3.84
Discontinued operations	—	—	(0.01)	(0.01)
Net income per share – basic	$1.31	$2.47	$2.58	$3.83

Income per share – diluted:
Continuing operations	$1.29	$2.46	$2.57	$3.81
Discontinued operations	—	—	(0.01)	(0.01)
Net income per share – diluted	$1.29	$2.46	$2.56	$3.80

Weighted average shares:
Basic	487	529	502	533
Diluted	494	532	507	537

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$13	$40	$40
Sales and marketing	22	23	70	68
Product development	70	69	211	202
General and administrative	41	39	125	116
	$146	$144	$446	$426

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions)
Cash flows from operating activities:
Net income	$634	$1,305	$1,296	$2,043
Loss from discontinued operations, net of income taxes	2	1	5	4
Adjustments:
Provision for transaction losses	89	85	266	259
Depreciation and amortization	92	97	245	305
Stock-based compensation	146	144	446	426
Loss (gain) on investments and other, net	(54)	44	84	88
Deferred income taxes	(11)	173	(534)	95
Change in fair value of warrant	(145)	109	(120)	40
Change in fair value of equity investment in Adevinta	—	(1,367)	156	(1,331)
Changes in assets and liabilities, net of acquisition effects	2	271	(107)	379
Net cash provided by continuing operating activities	755	862	1,737	2,308
Net cash used in discontinued operating activities	—	—	—	(4)
Net cash provided by operating activities	755	862	1,737	2,304
Cash flows from investing activities:
Purchases of property and equipment	(109)	(85)	(341)	(330)
Purchases of investments	(3,559)	(2,920)	(11,472)	(10,607)
Maturities of investments	3,722	3,117	10,421	11,499
Proceeds from sale of shares in Adevinta	(7)	—	2,410	—
Other	2	(16)	(67)	(42)
Net cash provided by investing activities	49	96	951	520
Cash flows from financing activities:
Proceeds from issuance of common stock	3	—	58	48
Repurchases of common stock	(755)	(626)	(2,238)	(1,118)
Payments for taxes related to net share settlements of restricted stock units and awards	(40)	24	(136)	(136)
Payments for dividends	(131)	(132)	(405)	(399)
Repayment of debt	(750)	—	(750)	(1,150)
Borrowings under commercial paper program	441	—	441	—
Net funds receivable and payable activity	223	121	230	684
Other	—	—	(14)	—
Net cash used in financing activities	(1,009)	(613)	(2,814)	(2,071)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	22	(10)	5	(16)
Net increase (decrease) in cash, cash equivalents and restricted cash	(183)	335	(121)	737
Cash, cash equivalents and restricted cash at beginning of period	2,555	2,674	2,493	2,272
Cash, cash equivalents and restricted cash at end of period	$2,372	$3,009	$2,372	$3,009

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In millions, except percentages)
Total net revenues (1)(2)	$2,576	$2,572	$2,556	$2,562	$2,500
Current quarter vs prior year quarter	3%	1%	2%	2%	5%
Percent from international	49%	50%	49%	50%	50%

(1) Hedge gain/(loss)	$(11)	$(10)	$(10)	$11	$2
(2) Foreign currency impact	$(6)	$(11)	$14	$63	$43

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In millions, except percentages)
Active Buyers (1)	133	132	132	132	132
Current quarter vs prior year quarter	1%	0%	(1)%	(2)%	(3)%

Gross Merchandise Volume (2)
U.S.	$8,740	$8,798	$8,974	$8,891	$8,638
Current quarter vs prior year quarter	1%	1%	0%	0%	(1)%
International	$9,566	$9,620	$9,649	$9,700	$9,353
Current quarter vs prior year quarter	2%	1%	3%	4%	4%
Total Gross Merchandise Volume	$18,306	$18,418	$18,623	$18,591	$17,991
Current quarter vs prior year quarter	2%	1%	1%	2%	2%

(1)Active Buyers consist of all buyers who paid for a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Our acquisitions completed during the periods shown have not materially impacted Active Buyers.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2024
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$2.53 - $2.59	$2.53 - $2.59
Diluted EPS	$0.96 - $1.01	$1.17 - $1.22

Twelve Months Ending
December 31, 2024
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net revenues	$10.23 - $10.29	$10.23 - $10.29
Diluted EPS	$3.52 - $3.57	$4.80 - $4.85

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2024 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $10 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $140-$150 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $20-$30 million. The estimated GAAP diluted EPS above includes approximately $70 million of gain upon the expiration of the Aurelia option but does not assume any gains or losses on our remaining equity investments.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2024 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $37 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $597-$607 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $109-$119 million. The estimated GAAP diluted EPS above includes approximately $70 million of gain upon the expiration of the Aurelia option but does not assume any gains or losses on our remaining equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions, except percentages)
GAAP operating income	$595	$455	$1,775	$1,531
Stock-based compensation expense and related employer payroll taxes	149	146	457	436
Amortization of acquired intangible assets within cost of net revenues and operating expenses	10	8	27	26
Restructuring	(4)	—	(10)	42
Non-recurring legal matters	(50)	50	(56)	50
Other general and administrative expenses	—	(1)	1	1
Total non-GAAP operating income adjustments	105	203	419	555
Non-GAAP operating income	$700	$658	$2,194	$2,086

GAAP operating margin	23.1%	18.2%	23.0%	20.3%
Non-GAAP operating margin	27.2%	26.4%	28.5%	27.7%
*Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$797	$1,661	$1,661	$2,676
GAAP provision for income taxes	(161)	(355)	(360)	(629)
GAAP net income from continuing operations	$636	$1,306	$1,301	$2,047
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$105	$203	$419	$555
Change in fair value of equity investment in Adevinta	—	(1,367)	234	(1,331)
Realized change in fair value of shares sold in Adevinta	—	—	(78)	—
Fair value of Aurelia option	(35)	—	74	—
Change in fair market value of warrant	(145)	109	(120)	40
Change in fair market value of other equity investments	(18)	46	11	95
Income tax effects and adjustments	45	248	(3)	294
Non-GAAP net income from continuing operations	$588	$545	$1,838	$1,700

Diluted net income from continuing operations per share:
GAAP	$1.29	$2.46	$2.57	$3.81
Non-GAAP	$1.19	$1.03	$3.63	$3.17
Shares used in GAAP diluted net income per share calculation	494	532	507	537
Shares used in non-GAAP diluted net income per share calculation	494	532	507	537

GAAP effective tax rate – Continuing operations	20.2%	21.4%	21.7%	23.5%
Income tax effects and adjustments to net income from continuing operations	(3.7)%	(4.9)%	(5.2)%	(7.0)%
Non-GAAP effective tax rate – Continuing operations	16.5%	16.5%	16.5%	16.5%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In millions)
Net cash provided by operating activities	$755	$862	$1,737	$2,308
Less: Purchases of property and equipment	(109)	(85)	(341)	(330)
Free cash flow	$646	$777	$1,396	$1,978